Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report “Form 20-F”, Banco Latinoamericano de Comercio Exterior, S.A. (“Bladex” or the “Bank”) only has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as part of the Bank’s Common Stock, with title “Class E”.

Description of Class E Common Stock

The following description of the Bank’s Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Bank’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) filed as an exhibit to the Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on June 26, 2009, and the Bank’s the Bylaws filed as an exhibit to the Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on June 11, 2010, each of which incorporated by hyperlink reference in the exhibit section to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part. Bladex encourages you to read the Bank’s Articles of Incorporation, Bylaws and the applicable provisions of the Panamanian Corporation Law of 1927, for additional information.

Authorized Capital Shares

The Bank’s authorized capital consists of two hundred and ninety million (290,000,000) shares, of which one hundred million (100,000,000) are Class E common shares without par value. For more information of the Bank’s authorized capital composition, please refer to Article 4 (Authorized Capital) of the Bank’s Articles of Incorporation.

Voting Rights

All common shares have the same rights and privileges regardless of their class, except that:

•       The affirmative vote of three-quarters (3/4) of the issued and outstanding Class A shares is required (1) to dissolve and liquidate the Bank, (2) to amend certain material provisions of the Articles of Incorporation, (3) to merge or consolidate the Bank with another entity and (4) to authorize the Bank to engage in activities other than those described in its Articles of Incorporation;

•       The Class E shares are freely transferable without restriction to any person, while the Class A shares, Class B shares and Class F shares can only be transferred to qualified holders of each class;

•       The Class B shares and Class F shares may be converted into Class E shares;

•       The holders of Class A shares, Class B shares and Class F shares benefit from pre-emptive rights in respect of shares of the same class of shares owned by them that may be issued by virtue of a capital increase, in proportion to the shares of the class owned by them, but the holders of Class E shares do not; and

•       All classes vote separately for their respective directors. The holders of the Class A common shares have the right to elect three (3) Directors; the holders of the Class E common shares can elect five (5) Directors; and the holders of the Class F common shares have the right to elect one (1) Director, so long as the number of issued and outstanding Class F common shares is equal to or greater than fifteen per cent (15%) of the total number of issued and outstanding common shares of the corporation. As of the date of this annual report, no Class F shares have been issued.

The holders of common shares of each class are entitled to one (1) vote per share so held, except that in the elections of the members of the Board of Directors, the holders of shares of each class shall have a number of votes equal to the number of shares of the respective class multiplied by the number of directors to be elected, and may cast all of their votes for only one candidate or distribute them among the total number of directors to be elected or any two or more of them, as they may deem convenient.

Dividend Rights

The holders of all classes of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Other Restrictions

Currently, there are no restrictions or limitations under Panamanian law or the Bank’s Articles of Incorporation or Bylaws on the export or import of capital, including foreign exchange controls, the payment of dividends or interest, or the rights of foreign shareholders to hold or vote stock.

Other Rights and Preferences

Class E shares shall have no pre-emptive rights in respect of any class of shares issued by virtue of a capital increase. The liability of shareholders is limited to the amounts unpaid for shares subscribed.

Taxation

There is no income tax treaty between Panama and the United States. For a brief description of taxes, including withholding provisions, to which U.S. holders of the Bank’s Class E common shares are subject under the existing laws and regulations of Panama, see Item 10.E “Taxation.”

Listing

Bladex’s shares of Class E common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “BLX.”